Exhibit 10.6

English Translation

RWE Solutions

Agreement

By and between

RWE Solutions Aktiengesellschaft, Industriestr. 13, D-63755 Alzenau

- hereinafter: the Company –

and

Mr. Dietrich Firnhaber, 31 Elm Avenue, Haddonfield, NJ 08033, USA

The parties hereto have agreed on the following terms and conditions:

1.	The employment relationship existing between the Company and Mr. Firnhaber pursuant to the contract of employment dated February 2, 1999, shall end by mutual consent upon expiry of June 30, 2008. The staff transfer agreement dated February 12, 2003, incl. any supplements and other contracts concluded with affiliated companies in the RWE Group, shall end by mutual consent upon expiry of June 30, 2008. The secondment to American Water Works Inc., Voorhees / USA, shall be extended by mutual agreement until expiry of June 30, 2008. The Company will forward you a corresponding agreement shortly.

2.	For the term of the secondment, the staff transfer agreement and the rules of the RWE Group’s secondment guidelines shall apply in their variously valid versions. Specifically, reference is made to the continued applicability of the rules on removal costs (item 10.3), travel costs home (item 10.4), tax advice (item 4.4) and the re-integration of children into the domestic education system (item 10.6).

3.	From August 1, 2007, until legal termination of the employment on June 30, 2008, Mr. Firnhaber shall revocably be released from the obligation to perform his duties, subject to continued payment of all remuneration components contractually due to him. This shall also include the continued grant of his function allowance until June 30, 2008. Any powers of attorney granted to Mr. Firnhaber shall extinguish with such release. Any remaining claims to vacation from the years 2007 and – pro-rata temporis – 2008, shall count in full toward the release and shall no longer exist upon expiry of June 30, 2008.

4.	As compensation for any disadvantages sustained by Mr. Firnhaber due to the termination of his employment, the Company shall make a one-off gross severance payment in the amount of

€ 350,000

(in words: three-hundred and fifty-thousand euros),

which shall be due with the salary statement for the last month of his employment. Disbursement shall take account of the individual tax requirements existing at the time of payment.

5.	Any mutual claims arising under this Cancellation Agreement shall come into being upon its being given legally binding signatures and shall be heritable. Should the employee decease prior to termination of the employment, any claims resulting from this Agreement shall pass to his heirs (cf. Federal Labor Court/BAG June 25, 1987, DB 88, 864).

6.

Mr. Firnhaber shall be entitled to end the employment relationship even before June 30, 2008, by giving two weeks’ notice to the end of a month, which expressly reflects the Company’s wishes. In such a case, the severance payment pursuant to item 4 of this Cancellation Agreement shall be increased for each full month that the employment relationship ends before June 30, 2008, by € 20,354.17 (in words: twenty-thousand three-hundred and fifty-four 17/100) in each case, gross.

7.	Mr. Firnhaber’s claim to a profit-sharing bonus (corporate profit sharing bonus, individual profit sharing bonus) under the service agreement for the 2007 business year and, pro-rata temporis, for the 2008 business year shall be mutually fixed with 100% target achievement in each case and disbursed pursuant to the provisions of the contract of employment. The profit-sharing bonus for the pro-rated 2008 business year shall be settled and disbursed with the salary statement for the final month of the employment. In the event that the employment is prematurely ended by Mr. Firnhaber pursuant to item 6, the above disbursement date shall also apply to any claims to a profit-sharing bonus for the 2007 business year.

8.	The grant of the above severance payment is associated with a repayment proviso. Should Mr. Firnhaber enter into a service or employment relationship prior to expiry of June 30, 2010, with a company in which the RWE Group holds a majority stake on June 30, 2008, the severance payment shall be returned. The claim to return of the payment shall be reduced by 1/24 of the total amount per month in the period from July 1, 2008, until June 30, 2010.

9.	The shadow salary for domestic employment dormant during the secondment shall be increased by 3% with retroactive effect as per January 1, 2007. You shall receive from the Company a corresponding salary notification after this Agreement has been signed.

10.	As per the termination date, Mr. Firnhaber shall receive a favorable, qualified final testimonial which shall also extend to leadership and performance. Mr. Firnhaber shall submit a suitable draft for this purpose. The Company shall provide any third parties with information only on the basis of this testimonial. Any announcements as regards Mr. Firnhaber’s withdrawal shall be made, both internally and externally, only in a reviewed form.

11.	Mr. Firnhaber may claim outplacement advice pursuant to the framework consultancy agreement between RWE AG, Essen, and Mühlenhoff und Partner GmbH, Düsseldorf. Upon request, information on how to make contact shall be provided at short notice.

12.	In respect of any costs incurred for overnight stays within the scope of any professional re-alignment and outplacement advice, Mr. Firnhaber shall receive a lump-sum payment amounting to € 6,000, gross. The amount shall be due and payable upon this Agreement becoming effective. No evidence of use is necessary.

13.	The company pension commitment given to Mr. Firnhaber pursuant to the pension rules I and II dated July 28, 1998, of LAHMEYER AG or pursuant to the currently applicable versions of such pension rules shall survive within the scope of the provisions of statute as entitlement to a vested claim to retirement pension.

Mr. Firnhaber shall be notified of the amount of his entitlement pursuant to the statutory provisions of sec. 2(6) of Germany’s Occupational Pensions Act (BetrAVG) by June 30, 2008.

14.	Any rights associated with a rise in value and any stock options granted to, though not yet exercised by, Mr. Firnhaber may also be exercised even after the employment relationship has ended (good-leaver rule) upon the conditions being met for exercise of such rights pursuant to the rules of the scheme concerned. No payment in lieu shall be paid.

15.	The executive completion bonus held out as a prospect to Mr. Firnhaber by American Water Works Inc. by letter dated March 20, 2006, is not the subject matter of this Cancellation Agreement and, pursuant to the entry conditions, may only be claimed against AWW. The Company assumes no payment obligation.

16.	Mr. Firnhaber undertakes to return to the Company on the last day of work any items made available to him (company car, cell phone, keys, etc.) as well as any records and documents owned by the Company, incl. those of a digital nature, in a due and proper state and with an assurance of completeness. Mr. Firnhaber shall have no right of retention over the surrender duty. In addition, any other payments in kind granted shall cease to apply as of the termination date.

17.	The Company shall wind up the employment relationship as contractually agreed by the time of withdrawal.

18.	For preparation and winding up of this Agreement and for the period until the employment has legally ended, the organizational unit in charge of executives “Führungskräfte (EL)” of RWE Energy AG, Dortmund, shall be available as contact and for coordinating the winding up of the employment relationship.

19.	Upon termination of the employment and fulfilment of the above terms and conditions, all mutual claims of the parties under and in connection with the employment and its termination shall be settled therewith and shall no longer exist.

20.	The above provisions are complete. Any covenants and supplements shall only be valid if confirmed in writing by both parties hereto.

21.	Should any provision of this Agreement be or become ineffective or contain gaps, this shall not affect the validity of the remaining provisions. Any invalid term shall be replaced and any gap filled with a suitable arrangement.

Alzenau, June 18, 2007	Haddonfield,

/signatures/
/s/ RWE Solutions Aktiengesellschaft	/s/ Dietrich Firnhaber